Exhibit 99.1

News Release

Bret W. Wise Elected to IMS Health Board of Directors

FAIRFIELD, CT, Dec. 19, 2006—IMS Health (NYSE: RX) today announced that Bret W. Wise, president and chief operating officer of Dentsply International, Inc., has been elected to IMS’s board of directors, effective immediately.

“I am very pleased to welcome Bret to our Board,” said David R. Carlucci, IMS chairman and chief executive officer. “He is an exceptional leader with extensive financial, operations and business development experience in international organizations. Bret’s insights and innovative thinking will serve IMS and its shareholders well as we continue to expand our value to clients worldwide.”

Wise, 46, joined Dentsply International in 2002 as senior vice president and chief financial officer, and served as executive vice president from 2005 until assuming his current position earlier this year. He has been named chairman and chief executive officer of Dentsply, effective January 1, 2007. Dentsply, based in York, PA, designs, develops, manufactures and markets a broad range of products for the dental industry.

Previously, Wise served as senior vice president and chief financial officer at Ferro Corporation for four years, and as vice president and chief financial officer at WCI Steel, Inc. for five years. He began his business career in 1982 with KPMG, where he held various positions of increasing responsibility, including partner, for 12 years.

Wise is a member of the board of directors of the Dental Trade Alliance, an association representing dental manufacturers, laboratories and distributors in North America. He is a C.P.A. and holds a B.S. degree in business from Indiana University, Bloomington, IN.

Operating in more than 100 countries, IMS Health is the world’s leading provider of market intelligence to the pharmaceutical and healthcare industries. With $1.8 billion in 2005 revenue and more than 50 years of industry experience, IMS offers leading-edge business intelligence products and services that are integral to clients’ day-to-day operations, including portfolio optimization capabilities; launch and brand management solutions; sales force effectiveness innovations; managed care and over-the-counter offerings; and consulting and services solutions that improve ROI and the delivery of quality healthcare worldwide. Additional information is available at http://www.imshealth.com.

CONTACT:
IMS Communications
Barbara Henderson, 610-260-6639
bphenderson@us.imshealth.com